NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Separation Degrees°

CUSIP NO. 81733J 10 2

SEPARATION DEGREES-ONE, INC.

NUMBER

SHARES

AUTHORIZED COMMON STOCK: 500,000,000
PAR VALUE: $0.0001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **Separation Degrees-One, Inc.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

TREASURER

SEPARATION DEGREES-ONE, INC.
CORPORATE
Seal
DELAWARE

PRESIDENT

Countersigned & Registered: **Globex Transfer, LLC**
(813) 344-4490

By________________________
Authorized Signature